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PROSPECTUS SUPPLEMENT to                       Filed Pursuant to Rule 424(b)(3)
PROSPECTUS dated February 23, 1999                   Registration No. 333-69819
2,561,024 shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock


This prospectus supplement relates to the prospectus dated February 23, 1999 regarding the sale of up to 2,561,024 shares of Class A common stock of Adelphia. This prospectus supplement is being provided to describe the distribution by Brynfan Associates, a selling stockholder named in the prospectus, of 484,242 shares of Class A common stock held by Brynfan to Brynfan's partners. Brynfan made this distribution:

    . after the registration statement to which the prospectus is a part was made effective and

    . to the following individuals in the amounts set forth opposite each individual's name:

              Selling Stockholder        Number of Shares of Class A Common
              -------------------        ----------------------------------
                                                        Stock
                                                        -----

       Charles E. and Mary Parente                      19,370
       Brian J. Parente                                116,218
       John Parente                                    116,218
       Charles Parente, Jr., M.D.                      116,218
       Marla Parente                                   116,218
                                                       -------
                          Total                        484,242

After making the distribution referenced above, Charles E. and Mary Parente gave 9,000 shares of Class A common stock to King's College. Each of the above recipients of the distribution and King's College are deemed to be selling stockholders under the prospectus, who would hold no shares of Class A common stock after selling the shares referenced above.

As of the date of the prospectus supplement, and after giving effect to the distribution and gift described above, Brynfan would hold beneficially 34,672 shares of Class A common stock.

This supplement should be retained with your prospectus.


          The date of this Prospectus Supplement is March 18, 1999.